UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

DOCUMENT SCIENCES CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

In connection with the proposed merger (the “Merger”) pursuant to the Agreement and Plan of Merger, dated December 26, 2007, by and among EMC Corporation (“EMC”), Esteem Merger Corporation and Document Sciences Corporation (the “Company”), whereby the Company will, subject to the satisfaction of certain conditions, become a wholly-owned subsidiary of EMC, certain executive officers of the Company have entered into, or reached understandings as to the material terms of, employment, consulting or severance agreements with EMC. The following description of employment and consulting arrangements updates the disclosure in the Company’s definitive proxy statement filed on February 5, 2008 relating to the Merger (the “Proxy Statement”). Since the filing of the Proxy Statement, EMC and the Company’s executive officers identified below have entered into employment or consulting arrangements or understandings in connection with the transition and integration of the Company with and into EMC.

On or about February 21, 2008, the Company’s Chief Financial Officer, Todd W. Schmidt, entered into a consulting agreement with EMC dated February 15, 2008 pursuant to which Mr. Schmidt will provide consulting services to EMC with respect to the transition and integration of the Company with and into EMC. The terms of the consulting agreement provide that Mr. Schmidt will receive a monthly consulting fee of $14,583.34 for a term of three months commencing upon the effective date of the Merger. Mr. Schmidt will also be entitled to receive retention bonuses as set forth in the amended and restated Management Incentive Retention Plan (“MIRP”), provided that Mr. Schmidt will receive $81,095 of the MIRP incentive bonus at the closing of the Merger and the remainder of the MIRP incentive bonus in the amount of $162,190 upon the completion of his consulting services under the consulting agreement. The consulting agreement may be terminated by EMC for Cause (as defined in the consulting agreement). If EMC terminates the consulting agreement without Cause, then Mr. Schmidt is entitled to payment for unpaid consulting services for the balance of the three month consulting term and the remainder of the unpaid MIRP incentive bonus.

On or about February 25, 2008, the Company’s General Manager of Asian Operations, Tao Ye, entered into a consulting agreement with EMC dated February 15, 2008 pursuant to which Mr. Ye will provide consulting services to EMC with respect to the transition and integration of the Company with and into EMC. The terms of the consulting agreement provide that Mr. Ye will receive a monthly consulting fee of $7,291.00 for a term of three months commencing upon the effective date of the Merger. The consulting agreement may be terminated by EMC for Cause (as defined in the consulting agreement). If EMC terminates the consulting agreement without Cause, then Mr. Ye is entitled to payment for unpaid consulting services for the balance of the three month consulting term. Mr. Ye will also receive payments and benefits to be provided under a severance agreement to be executed consistent with the terms of Section 6.6(c) of Mr. Ye’s existing employment agreement, which has been publicly filed with the Securities and Exchange Commission.

On or about February 26, 2008, the Company’s Executive Vice President, Daniel J. Fregeau, entered into an employment agreement with EMC dated February 25, 2008. The terms of employment provide that Mr. Fregeau will serve as Vice President of EMC’s proposed Document Sciences Division at an annual base salary of $200,000 plus eligibility for an annualized bonus of up to $40,000. In addition, Mr. Fregeau may be granted a nonqualified option to purchase 12,000 shares of EMC common stock (vesting, subject to Mr. Fregeau’s continued employment, with respect to 20% of such shares on each of the first five anniversaries of the date of grant) and 6,000 restricted stock units (vesting, subject to Mr. Fregeau’s continued employment, with respect to 25% of the restricted stock units on each of the first four anniversaries of the date of grant). Mr. Fregeau would also be eligible to participate in EMC’s Executive Deferred Compensation Plan and to receive a severance payment (equal to eighteen months of base salary plus any unpaid MIRP incentive bonus plus the continuation of health benefits for eighteen months) if his employment is terminated by EMC without Cause (as defined in the letter agreement) or if he terminates his employment for Good Reason (as defined in the letter agreement) within eighteen months following the effective date of the Merger. Mr. Fregeau would also be eligible to receive retention bonuses set forth in the MIRP, entitled to a monthly car allowance of $400 and entitled to participate in EMC’s benefit plans and programs, including the financial planning benefit, which allows up to $5,000 per year of qualified financial planning services.

On or about February 27, 2008, the Company’s Chief Operating Officer and Chief Technology Officer, J. Douglas Winter and Nasser S. Barghouti respectively, executed employment agreements with EMC containing terms that are, in material respects, consistent with the terms described in the Proxy Statement.

In connection with the proposed consulting and/or severance agreements with the Company’s Chief Executive Officer, John L. McGannon, which are described in the Proxy Statement, Mr. McGannon will be entitled to receive his entire MIRP incentive bonus on the effective date of the Merger. Mr. McGannon will also be entitled to health benefits for a term of eighteen months. In addition, if termination without Cause (as defined in the consulting agreement) occurs within the initial six month term of the consulting agreement, then Mr. McGannon will be entitled to payment for unpaid consulting services for the balance of the initial six month term. If termination without Cause occurs beyond the initial six month term of the consulting agreement, then Mr. McGannon will be entitled to payment for unpaid consulting services for the balance of the month in which the termination occurs.